UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 18, 2005

STANLEY FURNITURE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-14938	54-1272589
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1641 Fairystone Park Highway, Stanleytown, Virginia	24168
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (276) 627-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. Results of Operations and Financial Condition

On July 18, 2005, the Registrant issued a press release (the “Press Release”) announcing second quarter 2005 operating results. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit 99.1 - Press release by Stanley Furniture Company, Inc. on July 18, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANLEY FURNITURE COMPANY, INC.

July 18, 2005	By: /s/Jeffrey R. Scheffer
Date	Jeffrey R. Scheffer
President and Chief Executive Officer

Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	DOUGLAS I. PAYNE
July 18, 2005		Executive Vice President -
Finance and Administration
(276) 627-2157
e-mail:dpayne@stanleyfurniture.com

ANITA W. WIMMER
Vice President - Controller and
Treasurer
(276) 627-2446
e-mail:awimmer@stanleyfurniture.com

STANLEY FURNITURE ANNOUNCES RECORD
SALES AND EARNINGS FOR THE SECOND QUARTER OF 2005

Second quarter and first half sales increase 16%

STANLEYTOWN, VA, July 18, 2005/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM:STLY) today reported record sales and earnings for the second quarter of 2005. Both sales and earnings slightly exceeded the high end of management’s previous guidance provided in late April 2005.

Net sales of $83.6 million increased 15.8% and earnings per share grew 10.0% to $.44 from an exceptionally strong second quarter of last year. This marks the thirteenth consecutive quarter of sales growth over the comparable prior year quarter and the seventh consecutive quarter of double digit sales gains over the comparable prior year quarter.

For the first half of 2005, net sales of $166.6 million increased 15.9% over the comparable prior year period. Year-to-date earnings per share grew 14.5% to $.87 compared to $.76 in the first half of 2004.

Second quarter operating income rose to $9.4 million, or 11.2% of net sales. Operating income for the first half of 2005 increased to $18.8 million, or 11.3% of net sales, from $16.5 million, or 11.5% of net sales, in the year-ago first half. Operating margins have remained consistently strong, ranging from 11.1% to 11.3% of net sales, in each of the last four quarters. Higher raw material costs, compensation costs, energy costs, freight costs, increased warehouse expense and tariffs imposed on wooden bedroom furniture imported from China are negatively impacting operating income. Higher sales, increased production levels and operating efficiencies are helping to offset these higher costs.

Working capital, excluding cash and current maturities of long-term debt, decreased $2.1 million during the first half of 2005 to $83.1 million from $85.2 million at year end, primarily due to lower inventory levels. Strong cash flow in the first half of 2005 was used to purchase $10.0 million of the Company’s common stock, reduce debt $2.8 million, pay cash dividends of $1.6 million and increase the Company’s cash on hand $6.0 million. Approximately $10.2 million remains authorized by the Company’s Board of Directors to repurchase shares of the Company’s common stock. At July 2, 2005, the Company was in a net cash position with total debt outstanding of $12.9 million and cash on hand of $13.6 million.

Business Outlook

“We are pleased to report another quarter of significant progress,” commented Jeffrey R. Scheffer, chairman, president and chief executive officer. For the most recent four quarters our sales have increased 15.7% from the previous four quarter period. Blending efficient domestic manufacturing in our highly focused facilities with strategic outsourcing of certain component parts and finished goods has allowed us to improve the styling and value of our products. Combining this with our culture and reputation for high quality and fast delivery differentiates us from our competition. We enter the second half with considerable momentum and have raised our earnings guidance for 2005.”

Management offers the following guidance for total year 2005.

•	Net sales are expected to be in the range of $334 million to $340 million, an increase of 9% to 11% over the prior year.
•	Operating income is expected to be in the range of $38.1 million to $39.7 million.
•	The Company’s effective tax rate is expected to be in the range of 35.3% to 35.7% in 2005.
•	Earnings per share are expected to be in the range of $1.78 to $1.85 compared to $1.59 for 2004.

Management offers the following guidance for the quarter ending October 1, 2005.

•	Net sales are expected to be in the range of $82.5 million to $85.5 million, an increase of 5% to 9% over the third quarter of 2004.
•	Operating income is expected to be in the range of $9.3 million to $10.0 million.
•	Earnings per share are expected to be in the range of $.44 to $.47 compared to record earnings of $.40 per share in the year-ago quarter.

Other Information

All earnings per share amounts are on a diluted basis and adjusted for the two-for-one stock split distributed on June 6, 2005.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, Va. and Robbinsville and Lexington, N.C. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, July 19, at 9:00 Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through July 26, 2005) is (877) 660-6853, the account reference number is 275 and the conference number is 160100.

Forward-Looking Statements

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,”“estimates,”“expects,”“may,”“will,”“should,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include competition in the furniture industry including competition from lower-cost foreign manufacturers, the Company’s success in executing its blended strategy of combining offshore sourcing and domestic manufacturing, disruptions in offshore sourcing including those arising from supply or distribution disruptions or changes in political or economic conditions affecting the countries from which the Company obtains offshore sourcing, international trade policies of the United States and countries from which the Company obtains offshore sourcing, the cyclical nature of the furniture industry, fluctuations in the price for lumber which is the most significant raw material used by the Company, fluctuations in foreign freight cost, credit exposure to customers, capital costs and general economic conditions. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 2,	June 26,	July 2,	June 26,
	2005	2004	2005	2004

Net sales	$83,635	$72,223	$166,585	$143,743

Cost of sales	63,003	53,977	125,488	108,276

Gross profit	20,632	18,246	41,097	35,467

Selling, general and administrative expenses	11,239	9,539	22,290	18,956

Operating income	9,393	8,707	18,807	16,511

Other income, net	54	42	119	95
Interest Income	102	10	154	16
Interest expense	545	587	1,115	1,219
Income before income taxes	9,004	8,172	17,965	15,403

Income taxes	3,177	2,961	6,378	5,585
Net income	$5,827	$5,211	$11,587	$9,818

Diluted earnings per share	$0.44	$0.40	$0.87	$0.76

Weighted average number of shares	13,255	13,031	13,316	12,970

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	July 2,	June 26,	Dec 31,
	2005	2004	2004

Assets
Current assets:
Cash	$13,586	$3,922	$7,632
Accounts receivable, net	39,132	34,723	36,036
Inventories	72,283	68,440	73,658
Prepaid expenses and other current assets	1,745	1,426	1,585
Deferred income taxes	2,404	2,927	2,414

Total current assets	129,150	111,438	121,325

Property, plant, and equipment, net	51,290	52,574	51,342
Goodwill	9,072	9,072	9,072
Other assets	6,560	6,565	7,149

Total assets	$196,072	$179,649	$188,888

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$2,857	$4,157	$4,257
Accounts payable	19,549	16,829	16,056
Accrued expenses	12,936	15,332	12,445

Total current liabilities	35,342	36,318	32,758

Long-term debt	10,000	14,257	11,428
Deferred income taxes	10,218	11,063	10,742
Other long-term liabilities	6,619	5,909	6,695

Stockholders' equity	133,893	112,102	127,265

Total liabilities and stockholders' equity	$196,072	$179,649	$188,888

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	July 2,	June 26,
	2005	2004
Cash flows from operating activities:
Cash received from customers	$163,434	$139,410
Cash paid to suppliers and employees	(138,696)	(128,046)
Interest paid, net	(1,519)	(715)
Income taxes paid, net	(6,350)	(4,067)
Net cash provided by operating activities	16,869	6,582

Cash flows from investing activities:
Capital expenditures	(2,721)	(200)
Purchase of other assets	(33)	(88)
Net cash used by investing activities	(2,754)	(288)

Cash flows from financing activities:
Repayment of senior notes	(2,828)	(4,286)
Purchase and retirement of common stock	(9,993)	-
Dividends paid	(1,560)	(1,246)
Proceeds from insurance policy loans	1,110	-
Proceeds from exercise of stock options	5,110	651
Net cash used by financing activities	(8,161)	(4,881)

Net increase in cash	5,954	1,413
Cash at beginning of period	7,632	2,509

Cash at end of period	$13,586	$3,922

Reconciliation of net income to net cash provided by operating activities:
Net income	$11,587	$9,818

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,815	2,830
Deferred income taxes	(514)	(1,569)
Changes in working capital	3,424	(6,020)
Other assets	(367)	491
Other long-term liabilities	(76)	1,032
Net cash provided by operating activities	$16,869	$6,582